FOR IMMEDIATE RELEASE

TOOTSIE ROLL INDUSTRIES ANNOUNCES THE DEATH OF MELVIN J. GORDON

CHICAGO, January 21, 2015 – Tootsie Roll Industries, Inc. announced that Melvin J. Gordon, its Chief Executive Officer and the Chairman of its Board of Directors, died after a brief illness at the age of 95 on January 20, 2015. The Board of Directors appointed Ellen R. Gordon, a director of the Company and its President and Chief Operating Officer, as Chairman of the Board and Chief Executive Officer. The appointment was made in accordance with Tootsie Roll’s existing succession plan.

Mrs. Gordon issued the following statement:

“It is with great sadness that we announce today the passing of Melvin – we will all miss him greatly. Melvin’s life represented the very highest values in business, wisdom, generosity, and integrity. Tootsie Roll has seen great growth and success during his time as Chairman. Melvin’s dedication to Tootsie Roll for over fifty years as Board Chair, his creativity and determination were an inspiration to us all.”

Melvin J. Gordon is survived by Ellen R. Gordon, his wife of 65 years, their four daughters and their spouses, six grandchildren, a large extended family, and many friends and colleagues.

For further information, please contact:

Brooke Vane

FleishmanHillard

312-729-3639

Brooke.Vane@Fleishman.com

About Tootsie Roll

Tootsie Roll has been engaged in the manufacture and sale of confectionery products for over 100 years and has been listed on the New York Stock Exchange (NYSE: TR) since 1922. The majority of the Company’s products are sold under the familiar brand names Tootsie Roll, Tootsie Roll Pops, Tootsie Fruit Chews, Tootsie Frooties, Caramel Apple Pops, Child’s Play, Charms, Blow Pop, Candy Carnival, Cella’s chocolate covered cherries, Dots, Crows, Junior Mints, Junior Caramels, Charleston Chew, Sugar Daddy, Sugar Babies, Andes, Fluffy Stuff cotton candy, Dubble Bubble, Razzles, Cry Baby and Nik-L-Nip. For more information visit us at www.tootsie.com.

###